Exhibit 99.2

Nanometrics Incorporated	Tel: 408.435.9600
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035 www.nanometrics.com

Investor Relations Contact:	Company Contact:
Claire McAdams	Bruce Rhine
Headgate Partners LLC	Nanometrics Incorporated
530.274.0551, 530.274.0531 fax	408.545.6000, 408.232.5910 fax
email: claire@headgatepartners.com	email: brhine@nanometrics.com

Nanometrics Announces Organizational Change

MILPITAS, California, April 25, 2007 — Nanometrics Incorporated (Nasdaq: NANO) today announced that Douglas J. McCutcheon has resigned from his position as executive vice president, finance and administration, and chief financial officer in order to pursue other opportunities. Quentin B. Wright, who has served as Nanometrics’ chief accounting officer since April 2005, will, effective immediately, add the title of interim chief financial officer until a permanent successor can be named.

Bruce C. Rhine, Nanometrics’ president and chief executive officer, commented, “Since joining Nanometrics in late 2005, Doug has made a substantial contribution to our company. We wish Doug the greatest of success in his future endeavors.”

About Nanometrics: Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used in semiconductor manufacturing. Nanometrics standalone and integrated metrology systems measure various thin film properties, critical dimensions, overlay control and optical, electrical and material properties, including the structural composition of silicon and compound semiconductor devices, during various steps of the manufacturing process. These systems enable semiconductor manufacturers to improve yields, increase productivity and lower their manufacturing costs. The Company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.